Exhibit 10.1

AMENDMENT NO. 2 TO THE
TELOS CORPORATION AMENDED AND RESTATED
2016 OMNIBUS LONG-TERM INCENTIVE PLAN
Telos Corporation, a Maryland corporation (the “Company”), hereby amends the Telos Corporation Amended and Restated 2016 Omnibus Long-Term Incentive Plan (the “Plan”), effective as of the date this Amendment is approved by the stockholders of the Company (the “Amendment Effective Date”), as follows:
Section 4 of the Plan is hereby amended to read in its entirety as follows:
Subject to adjustment as provided in Section 17 hereof, the number of Shares available for issuance under the Plan shall be, in the aggregate, thirty-two million two hundred thirty-nine thousand nine hundred thirteen (32,239,913). Shares issued or to be issued under the Plan shall be authorized but unissued Shares or issued Shares that have been reacquired by the Company. If any Shares covered by an Award are not purchased or are forfeited, or if an Award otherwise terminates without delivery of Shares subject thereto, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award shall, to the extent of any such forfeiture or termination, again be available for making Awards under the Plan. If an Award (other than a Dividend Equivalent Right) is denominated in Shares, including Share-settled Awards where all or a portion of the Award may be settled in cash, the number of Shares covered by such Award, or to which such Award relates, shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan. Notwithstanding anything herein to the contrary, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are (i) Shares delivered to, tendered as payment for, or withheld by the Company to pay the exercise price or cover the withholding taxes under the Award, or (ii) Shares subject to a vested Option or Share Appreciation Right that are not actually issued in connection with the settlement of such Option or Share Appreciation Right. In addition, Shares repurchased by the Company using Option exercise proceeds may not again be made available for issuance under the Plan.
The Board shall have the right to issue Substitute Awards or assume Awards in connection with mergers, reorganizations, separations, or other transactions to which Section 424(a) of the Code applies. The number of Shares reserved pursuant to Section 4 may be increased by the corresponding number of Awards assumed and, in the case of a Substitute Award, by the net increase in the number of Shares subject to Awards before and after the substitution.
Except as amended by this Amendment, the Plan is hereby ratified in all respects and remains in full effect.

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[Signature on Following Page]

IN WITNESS WHEREOF, the undersigned has executed this Amendment on behalf of the Company as of the Amendment Effective Date.

TELOS CORPORATION

/s/ Helen M. Oh
Helen M. Oh
Corporate Secretary